Exhibit 16.1
[LETTERHEAD OF Johnson Lambert LLP]

March 26, 2014
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Atlas Financial Holding Inc.’s Current Report on Form 8-K dated March 26, 2014, and agree with the statements concerning our Firm contained therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.
Yours truly,
/s/ Johnson Lambert LLP
Arlington Heights, Illinois